Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
XPO Logistics, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-219312, 333-202748 and 333-112899) on Form S-3 and (No. 333-232964, 333-222985, 333-216334, 333-207708 and 333-183648) on Form S-8 of XPO Logistics, Inc. of our report dated February 10, 2020, with respect to the consolidated balance sheets of XPO Logistics, Inc. as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appears in the December 31, 2019 annual report on Form 10-K of XPO Logistics, Inc.
Our report refers to a change in the method of accounting for leases in 2019 due to the adoption of ASU 2016-02, Leases and its related amendments (Topic 842).

/s/ KPMG LLP

Stamford, Connecticut
February 10, 2020